Exhibit 99.1
FOR IMMEDIATE RELEASE

SABRA REPORTS SECOND QUARTER 2021 RESULTS; ANNOUNCES INTENT TO EXIT ITS ENLIVANT JOINT VENTURE INVESTMENT; PROVIDES BUSINESS UPDATE AND 2021 GUIDANCE

IRVINE, CA, August 4, 2021 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced results of operations for the second quarter of 2021. In addition, the Company announced its intention to exit from the Enlivant Joint Venture, provided a business update and provided guidance for the full year 2021.

SECOND QUARTER 2021 RESULTS AND RECENT EVENTS

Following are the highlights of our results for the second quarter of 2021 and recent events:
•For the second quarter of 2021, net loss, FFO, Normalized FFO, AFFO and Normalized AFFO per diluted common share were $(0.61), $0.39, $0.41, $0.39 and $0.40, respectively. Included in the net loss per diluted common share is a $(0.76) impairment charge to our investment in unconsolidated joint venture. See further discussion under “Enlivant Joint Venture.”
•EBITDARM Coverage for our Skilled Nursing/Transitional Care and Specialty Hospitals and Other portfolios were 1.99x and 3.91x, respectively. Together, our Aggregate Acute/Post Acute and Other facilities reported EBITDARM Coverage of 2.27x, which represents an increase of 0.36x over the second quarter of 2020 and an increase of 0.02x over the first quarter of 2021. This is notable since the current trailing twelve-month reporting period is the first that does not contain pre-pandemic performance and these asset classes combined represent 78.7% of our total cash NOI. See further discussion on EBITDARM Coverage trends under “Business Update.”
•From the beginning of the COVID-19 pandemic through July 2021, we have collected 99.8% of our forecasted rents.
•During the second quarter of 2021, we acquired one Senior Housing - Managed community and acquired land for one Skilled Nursing/Transitional Care facility for an aggregate purchase price of $33.9 million with a weighted average estimated stabilized cash yield of 7.78%. The Skilled Nursing/Transitional Care facility is currently under construction with a budget of $19.6 million and estimated to be completed in mid-2022. In addition, during the second quarter of 2021, we made an $11.0 million preferred equity commitment on a 150-unit Senior Housing development. This preferred equity investment earns a preferred return of 10.00% per year and as of June 30, 2021, we had funded $3.4 million of this commitment. Our year-to-date investment activity totals $75.5 million with a weighted average estimated stabilized cash yield of 7.94%.
•During the second quarter of 2021, we completed the sale of two Skilled Nursing/Transitional Care facilities for aggregate net sales proceeds of $5.9 million.
•During the second quarter of 2021, we issued 4.9 million shares of common stock under our at-the-market offering program (“ATM Program”) for net proceeds of $85.0 million. We continue to maintain a strong Net Debt to Adjusted EBITDA ratio of 4.75x, a 0.09x improvement over the first quarter of 2021, and believe we are now well-positioned to focus our future equity issuance opportunistically to finance our growth rather than on ensuring that our leverage does not exceed our target maximum ratio of 5.50x.
•On August 4, 2021, our Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock. The dividend will be paid on August 31, 2021 to common stockholders of record as of the close of business on August 17, 2021. The dividend represents a payout of 75% of our Normalized AFFO per share of $0.40.

ENLIVANT JOINT VENTURE
During the second quarter of 2021, TPG reached out to Sabra to explore our acquiring TPG’s 51% interest in the Enlivant Joint Venture. The parties were not able to reach mutually acceptable terms for a transaction, in part due to modifications requested by TPG in the Enlivant management fee structure. At that time, TPG informed us of its intent to re-evaluate its plans with

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respect to the management company. As a result, along with the negative impact the COVID-19 pandemic has had on its financial performance, we re-evaluated our plans with respect to the Enlivant Joint Venture and determined that we would no longer seek to acquire TPG’s majority interest and that we expect to sell our 49% equity interest in the Enlivant Joint Venture should TPG secure a buyer for the portfolio sometime in the future. In connection with this re-evaluation and our eventual intent to exit our 49% stake, we revisited the estimated fair value of our investment and recognized an impairment charge of $164.1 million during the three months ended June 30, 2021 as we do not expect to hold the investment for an adequate period of time to recover this estimated decline in value. We considered the following factors in the re-evaluation of our plans with respect to this investment:
•The leverage profile of the Enlivant Joint Venture prior to the pandemic was approximately 9.5x net debt to EBITDA, and at that time the required amount of Enlivant Joint Venture debt that we would need to repay upon acquisition of TPG’s majority interest to fit our leverage profile was manageable. As a result of decreased occupancy and revenues and increased operating costs experienced by the Enlivant Joint Venture facilities during the COVID-19 pandemic, net debt to EBITDA as of June 30, 2021 was 20.0x. The significant incremental equity required to reduce the Enlivant Joint Venture’s debt to a level consistent with our leverage targets would result in considerable dilution for the foreseeable future.
•TPG’s requested management fee structure changes would increase the management fee and materially reduce the future financial performance of the Enlivant Joint Venture. This would further increase dilution for the foreseeable future.
•The timeframe for recovery of occupancy to pre-pandemic levels is uncertain but is not likely to occur in the near-term. We believe it is not prudent to allocate our capital into an investment with this level of uncertainty and with the expected near-term dilution noted above.
•We have a strong credit profile today and selling our interest only enhances this profile as our Net Debt to Adjusted EBITDA at June 30, 2021, excluding the Enlivant Joint Venture debt, was 4.75x, well below our target maximum leverage ratio of 5.50x.
•Any proceeds from the sale of our interest along with our strong credit metrics provide us with significant optionality to grow earnings per share through future acquisitions while managing our balance sheet to optimize our capital structure for future growth and stability.
As a result of our expectation to exit our 49% stake, we have excluded the operating performance of this portfolio in our Supplemental Report and in the Business Update section below.

BUSINESS UPDATE — IMPACT OF THE COVID-19 PANDEMIC ON OUR PORTFOLIO

Average Occupancy and Skilled Mix Census
Average occupancy in our portfolio continues to recover as vaccine uptake has been high among patients and residents across the acuity spectrum. Infection rates remain low in our portfolio despite the recent increase in infection rates in certain geographies. Our operators continue to adhere to health and safety protocols for staff and visitors.
•Average occupancy for our Skilled Nursing/Transitional Care portfolio hit a trough in the final weeks of December 2020 and has steadily increased since that point. Our top eight Skilled Nursing operators, which comprise 71% of our Skilled Nursing rent, saw increased average occupancy of 601 basis points from the late-December 2020 low point through late July 2021.
•Skilled Mix census in our Skilled Nursing/Transitional Care portfolio stands 144 basis points higher as of mid-July 2021 compared to February 2020 pre-pandemic levels.
•Similarly, average occupancy for our Senior Housing - Leased portfolio bottomed out during the first half of February 2021 and has increased 505 basis points through mid-July 2021.
•Average occupancy for our Senior Housing - Managed portfolio bottomed out during the first half of March 2021 and has increased 113 basis points through mid-July 2021.
•Occupancy from February 2020 through mid-July 2021 for our Specialty Hospitals and Other portfolio increased 309 basis points and has remained strong throughout the pandemic.

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Same-Store Senior Housing - Managed REVPOR
•REVPOR in our Senior Housing - Managed portfolio held up during the pandemic despite pressure on occupancy and significant discounting by other competing operators.

	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020	YoY Change
Assisted Living	$6,046	$5,968	$6,081	$5,979	$5,900
Change	1.3%	(1.9)%	1.7%	1.3%		2.5%

Independent Living	$2,558	$2,567	$2,543	$2,557	$2,542
Change	(0.4)%	0.9%	(0.5)%	0.6%		0.6%

Same-Store Senior Housing - Managed Occupancy and NOI
•We are seeing a faster pace of occupancy recovery in higher-acuity communities where the move-ins are needs-based and not as discretionary as independent living. Assisted living and memory care communities lost more occupancy than independent living communities prior to the distribution of vaccines. As of mid-July, our same-store managed assisted living portfolio had recovered 425 basis points of occupancy since its low in late March. Our same-store managed independent living portfolio had recovered only 27 basis points in occupancy since its low in early May, which we believe is influenced largely by pent-up move-outs and vaccination distribution in Canada trailing that in the U.S.
•Cash NOI and margin both increased in the managed portfolio during the second quarter of 2021, largely because of savings related to lower labor and supply costs that had risen during the pandemic.

	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Occupancy	77.0%	76.9%	80.0%	81.6%	83.9%
Change	0.1%	(3.1)%	(1.6)%	(2.3)%

Resident fees and services	$36,802	$35,836	$38,505	$39,850	$39,329
Change	$966	$(2,669)	$(1,345)	$521

Cash NOI [1]	$9,362	$6,985	$10,235	$11,707	$10,789
Change	$2,377	$(3,250)	$(1,472)	$918
1    Resident fees and services and Cash NOI balances include $0.5 million, $0.6 million and $1.2 million of Grant Income for 2Q 2021, 4Q 2020 and 3Q 2020, respectively.

EBITDARM Coverage
•The reported trailing twelve month EBITDARM Coverages for the second quarter of 2021 (presented one quarter in arrears) include approximately $149 million received from the CARES Act Provider Relief Fund as reported by our tenants. Excluding these amounts, the above EBITDARM Coverages for our Skilled Nursing/Transitional Care and Senior Housing - Leased portfolios would be 1.43x and 1.08x, respectively. We estimate that our tenants have received approximately $250 million from the CARES Act Provider Relief Fund. To date, our tenants have only recognized $173 million in their operating results. Recognition of the remaining $77 million is dependent on demonstration of need and any unused amounts may be required to be returned to the federal government.
•Excluding the benefit of amounts received from the CARES Act Provider Relief Fund, EBITDARM Coverage for the calendar quarter ended March 31, would be 1.51x and 0.90x for our Skilled Nursing/Transitional Care and Senior Housing - Leased portfolios, respectively.

COVID-19 Mitigation
The following summarizes the aggregate amounts reported as being received or otherwise available to our operators under the CARES Act through June 30, 2021. Please refer to the Top 10 Relationships and COVID-19 Mitigation Summary section of

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our Supplemental Report, available in the Investor Relations section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations, for more details:
•Provider Relief Fund: $250 million 1
•Suspension of Medicare sequestration: $10 million 1
•Increase to Federal Medical Assistance Percentages (FMAP): $80 million 1
•Accelerated and Advance Medicare Payments: $140 million 2, 3
•Employer payroll tax delay: $40 million 2
•Paycheck Protection Program loans: $80 million 4
•Total: Approximately $600 million
1    Mitigates EBITDARM reductions
2    Provides additional near-term liquidity
3    Benefit may be limited depending on reserve requirements under any working capital or other loans
4    Provides additional near-term liquidity for our operators, and potentially mitigates EBITDARM reductions

Currently, there is $43.7 billion remaining to be disbursed from the CARES Act Provider Relief Fund which includes funds returned by an assortment of health care providers. The Department of Health and Human Services (“HHS”) most recently extended the COVID-19 Public Health Emergency for another 90 days, effective July 20, 2021, which allows HHS to continue providing temporary regulatory waivers, including the waiver of the three-day hospital stay requirement, and new rules to equip skilled nursing facilities and some assisted living operators with flexibility to respond to the COVID-19 pandemic. Lastly, both the FMAP funding increase and suspension of the Medicare sequestration were extended through December 31, 2021.

GUIDANCE
We expect the following amounts per diluted common share for the year ending December 31, 2021:
•Net loss: $(0.15) - $(0.13)
•FFO: $1.53 - $1.55
•NFFO: $1.56 - $1.58
•AFFO: $1.51 - $1.53
•NAFFO: $1.53 - $1.55
The above estimates are based on the following key assumptions for the second half of 2021:
•Senior Housing - Managed average quarterly occupancy: 76.8% - 78.9%.
•Investments and Dispositions
◦Investments of $111.0 million with a weighted average initial cash yield of 8.2%.
◦Dispositions and loan repayments of $95.6 million, with associated Annualized Cash NOI of $6.4 million.
◦Capital expenditures in our Senior Housing- Managed portfolio of $11.7 million.
The estimated amounts above do not include any anticipated funds from the Provider Relief Fund for our Senior Housing - Managed communities and do not assume a sale of our 49% interest in the Enlivant Joint Venture in 2021. For additional detail and information regarding these estimates, refer to the 2021 Outlook section of our corresponding Supplemental Report and the Reconciliation of Non-GAAP Financial Measures, both available in the Investor Relations section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.

Commenting on the second quarter results, Rick Matros, CEO and Chairman, said, “We are pleased with our operators’ rate of recovery. Importantly, we continue to see a normalization of the living and operating environment as the vaccines are holding up well against the Delta variant and our operators continue to adhere to health and safety protocols regardless of the abandonment of those protocols in the outside communities.

Our decision to exit the Enlivant Joint Venture was not an easy one. We admire the Enlivant management team and, in fact, look forward to continuing to work with them on the wholly-owned assets as well as grow with them as opportunities present themselves. The portfolio is recovering nicely from the pandemic; however, the factors noted above are simply too much for us to overcome. Exiting from this investment is accretive and de-levering and provides balance sheet optionality Sabra has not had before.

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We continue to be amazed by the commitment of all our operators and their staff and know it is impossible to fully understand what they have gone through. They see the positive outlook ahead of them even though we are all still experiencing challenges with the COVID-19 virus, and they embrace that positivity. We can never thank them enough.”
LIQUIDITY
As of June 30, 2021, we had approximately $1.1 billion of liquidity, consisting of unrestricted cash and cash equivalents of $69.3 million and available borrowings of $1.0 billion under our revolving credit facility. As of June 30, 2021, we also had $75.8 million available under the ATM Program.
CONFERENCE CALL AND COMPANY INFORMATION
A conference call with a simultaneous webcast to discuss the 2021 second quarter results will be held on Thursday, August 5, 2021 at 10:00 am Pacific Time. The dial-in number for U.S. participants is (844) 862-3710. For participants outside the U.S., the dial-in number is (612) 979-9902. The conference ID number is 8140736. The webcast URL is https://edge.media-server.com/mmc/p/yh6f347a. A digital replay of the call will be available on the Company’s website at www.sabrahealth.com. The Company’s supplemental information package for the second quarter will also be available on the Company’s website in the “Investors” section.
ABOUT SABRA
As of June 30, 2021, Sabra’s investment portfolio included 423 real estate properties held for investment (consisting of (i) 283 Skilled Nursing/Transitional Care facilities, (ii) 62 Senior Housing communities (“Senior Housing - Leased”), (iii) 49 Senior Housing communities operated by third-party property managers pursuant to property management agreements (“Senior Housing - Managed”) and (iv) 29 Specialty Hospitals and Other facilities), three assets held for sale, one investment in a sales-type lease, 18 investments in loans receivable (consisting of (i) one mortgage loan, (ii) one construction loan and (iii) 16 other loans), seven preferred equity investments and one investment in an unconsolidated joint venture. As of June 30, 2021, Sabra’s real estate properties held for investment included 41,836 beds/units, spread across the United States and Canada.
FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our expectations regarding the impact of the COVID-19 pandemic on our tenants, operators and Senior Housing - Managed communities; our expectations regarding the potential mitigating effects of the state and federal assistance programs available to our tenants, operators and Senior Housing - Managed communities; our expectations regarding the timing and extent of the recovery in occupancy and improvements in operating results at our facilities; and our other expectations regarding our future financial position, results of operations (including our earnings guidance for 2021, as well as the assumptions set forth therein, and our leverage expectations), cash flows, liquidity, business strategy, growth opportunities, potential investments and dispositions, and plans and objectives for future operations and capital raising activity.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: the ongoing COVID-19 pandemic, including the risk of additional surges of COVID-19 infections due to the rate of public acceptance and efficacy of COVID-19 vaccines or to new and more contagious and/or vaccine resistant variants, and measures intended to prevent its spread, and the related impact on our tenants, operators and Senior Housing - Managed communities; our dependence on the operating success of our tenants; the potential variability of our reported rental and related revenues following the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs, on January 1, 2019; operational risks with respect to our Senior Housing - Managed communities; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; changes in healthcare regulation and political or economic conditions; the impact of required regulatory approvals of transfers of healthcare properties; competitive conditions in our industry; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in

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market interest rates; the phasing out of the London Interbank Offered Rate (“LIBOR”) benchmark beginning after 2021; our ability to raise capital through equity and debt financings; risks associated with our investment in the Enlivant Joint Venture; changes in foreign currency exchange rates; the relatively illiquid nature of real estate investments; the loss of key management personnel; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; the impact of a failure or security breach of information technology in our operations; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; changes in tax laws and regulations affecting REITs (including the potential effects of the Tax Cuts and Jobs Act); compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; and the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
TENANT AND BORROWER INFORMATION
This release includes information regarding certain of our tenants that lease properties from us and our borrowers, most of which are not subject to SEC reporting requirements. The information related to our tenants and borrowers that is provided in this release has been provided by, or derived from information provided by, such tenants and borrowers. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.
NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, cash net operating income (“Cash NOI”), Annualized Cash NOI, funds from operations (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share and Normalized AFFO per diluted common share. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included on the Investors section of our website at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.
CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

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SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Rental and related revenues	$110,783	$112,727	$224,166	$219,239
Interest and other income	3,031	2,606	5,972	5,457
Resident fees and services	39,118	38,584	75,159	78,567

Total revenues	152,932	153,917	305,297	303,263

Expenses:
Depreciation and amortization	44,491	44,202	88,866	88,370
Interest	24,270	25,292	48,713	50,996
Triple-net portfolio operating expenses	5,000	5,331	10,135	10,232
Senior housing - managed portfolio operating expenses	28,901	27,970	57,846	55,231
General and administrative	8,811	8,673	17,749	17,434
(Recovery of) provision for loan losses and other reserves	(109)	129	1,916	796

Total expenses	111,364	111,597	225,225	223,059

Other income (expense):
Loss on extinguishment of debt	(54)	(392)	(847)	(392)
Other (expense) income	(24)	(66)	109	2,193
Net (loss) gain on sales of real estate	(3,752)	330	(2,439)	113

Total other (expense) income	(3,830)	(128)	(3,177)	1,914

Income before loss from unconsolidated joint venture and income tax expense	37,738	42,192	76,895	82,118

Loss from unconsolidated joint venture	(169,789)	(12,136)	(174,799)	(15,803)
Income tax expense	(522)	(433)	(1,222)	(1,475)

Net (loss) income	$(132,573)	$29,623	$(99,126)	$64,840

Net (loss) income, per:

Basic common share	$(0.61)	$0.14	$(0.46)	$0.32

Diluted common share	$(0.61)	$0.14	$(0.46)	$0.31

Weighted-average number of common shares outstanding, basic	216,264,207	205,593,653	213,870,329	205,493,829

Weighted-average number of common shares outstanding, diluted	216,264,207	206,219,162	213,870,329	206,194,282

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SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Real estate investments, net of accumulated depreciation of $763,830 and $681,657 as of June 30, 2021 and December 31, 2020, respectively	$5,269,447	$5,285,038
Loans receivable and other investments, net	105,228	102,839
Investment in unconsolidated joint venture	113,962	288,761
Cash and cash equivalents	69,347	59,076
Restricted cash	4,588	6,447
Lease intangible assets, net	79,654	82,796
Accounts receivable, prepaid expenses and other assets, net	179,915	160,646
Total assets	$5,822,141	$5,985,603

Liabilities
Secured debt, net	$78,094	$79,065
Term loans, net	939,692	1,044,916
Senior unsecured notes, net	1,248,525	1,248,393
Accounts payable and accrued liabilities	119,419	146,276
Lease intangible liabilities, net	53,348	57,725
Total liabilities	2,439,078	2,576,375

Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 220,824,104 and 210,560,815 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	2,208	2,106
Additional paid-in capital	4,341,533	4,163,228
Cumulative distributions in excess of net income	(944,504)	(716,195)
Accumulated other comprehensive loss	(16,174)	(39,911)
Total equity	3,383,063	3,409,228
Total liabilities and equity	$5,822,141	$5,985,603

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SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(99,126)	$64,840
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	88,866	88,370
Non-cash rental and related revenues	(10,627)	(6,567)
Non-cash interest income	(914)	(1,135)
Non-cash interest expense	3,645	4,458
Stock-based compensation expense	4,559	4,735
Loss on extinguishment of debt	847	392
Provision for loan losses and other reserves	1,916	796
Net loss (gain) on sales of real estate	2,439	(113)
Other-than-temporary impairment of unconsolidated joint venture	164,126	—
Loss from unconsolidated joint venture	10,673	15,803
Distributions of earnings from unconsolidated joint venture	—	7,083
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other assets, net	(2,361)	(1,377)
Accounts payable and accrued liabilities	(11,777)	(8,680)
Net cash provided by operating activities	152,266	168,605
Cash flows from investing activities:
Acquisition of real estate	(62,107)	(92,945)
Origination and fundings of loans receivable	—	(1,651)
Origination and fundings of preferred equity investments	(3,394)	—
Additions to real estate	(21,736)	(19,867)
Repayments of loans receivable	1,135	1,610
Repayments of preferred equity investments	513	3,064
Net proceeds from the sales of real estate	8,381	9,516
Distributions in excess of earnings from unconsolidated joint venture	—	1,305
Net cash used in investing activities	(77,208)	(98,968)
Cash flows from financing activities:
Net borrowings from revolving credit facility	—	73,000
Principal payments on term loans	(110,000)	—
Principal payments on secured debt	(1,446)	(1,669)
Payments of deferred financing costs	(7)	(722)
Issuance of common stock, net	172,698	1,860
Dividends paid on common stock	(128,050)	(154,068)
Net cash used in financing activities	(66,805)	(81,599)
Net increase (decrease) in cash, cash equivalents and restricted cash	8,253	(11,962)
Effect of foreign currency translation on cash, cash equivalents and restricted cash	159	(376)
Cash, cash equivalents and restricted cash, beginning of period	65,523	49,143
Cash, cash equivalents and restricted cash, end of period	$73,935	$36,805
Supplemental disclosure of cash flow information:
Interest paid	$45,658	$47,667
Supplemental disclosure of non-cash investing activities:
Decrease in loans receivable and other investments due to acquisition of real estate	$—	$20,731
Secured debt assumed by buyer in connection with sale of real estate	$—	$14,219

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SABRA HEALTH CARE REIT, INC.
FUNDS FROM OPERATIONS (FFO), NORMALIZED FFO,
ADJUSTED FUNDS FROM OPERATIONS (AFFO) AND NORMALIZED AFFO
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income	$(132,573)	$29,623	$(99,126)	$64,840
Add:
Depreciation and amortization of real estate assets	44,491	44,202	88,866	88,370
Depreciation and amortization of real estate assets related to unconsolidated joint venture	5,879	5,549	11,723	11,134
Net loss (gain) on sales of real estate	3,752	(330)	2,439	(113)
Net (gain) loss on sales of real estate related to unconsolidated joint venture	(18)	9,079	15	10,808
Other-than-temporary impairment of unconsolidated joint venture	164,126	—	164,126	—
FFO	$85,657	$88,123	$168,043	$175,039
Write-offs of straight-line rental income receivable and lease intangibles	—	401	—	6,222
Loss on extinguishment of debt	54	392	847	392
(Recovery of) provision for doubtful accounts and loan losses, net	(109)	129	1,916	796
Support payment paid to joint venture manager	2,450	—	2,450	—
Other normalizing items (1)	316	330	704	(1,783)
Normalized FFO	$88,368	$89,375	$173,960	$180,666
FFO	$85,657	$88,123	$168,043	$175,039
Stock-based compensation expense	2,271	2,375	4,559	4,735
Non-cash rental and related revenues	(4,914)	(6,202)	(10,627)	(6,567)
Non-cash interest income	(502)	(574)	(914)	(1,135)
Non-cash interest expense	1,749	2,225	3,645	4,458
Non-cash portion of loss on extinguishment of debt	54	392	847	392
(Recovery of) provision for loan losses and other reserves	(109)	129	1,916	796
Other non-cash adjustments related to unconsolidated joint venture	(618)	404	(1,214)	943
Other non-cash adjustments	361	402	533	455
AFFO	$83,949	$87,274	$166,788	$179,116
Support payment paid to joint venture manager	2,450	—	2,450	—
Other normalizing items (1)	237	309	558	(1,826)
Normalized AFFO	$86,636	$87,583	$169,796	$177,290
Amounts per diluted common share:
Net (loss) income	$(0.61)	$0.14	$(0.46)	$0.31
FFO	$0.39	$0.43	$0.78	$0.85
Normalized FFO	$0.41	$0.43	$0.81	$0.88
AFFO	$0.39	$0.42	$0.77	$0.87
Normalized AFFO	$0.40	$0.42	$0.79	$0.86
Weighted average number of common shares outstanding, diluted:
Net (loss) income	216,264,207	206,219,162	213,870,329	206,194,282
FFO and Normalized FFO	217,462,704	206,219,162	215,015,226	206,194,282
AFFO and Normalized AFFO	217,946,731	207,003,252	215,550,317	206,933,563
(1)    FFO and AFFO for the six months ended June 30, 2021 and 2020 include $0.2 million and $2.1 million, respectively, earned during the period related to legacy Care Capital Properties, Inc. investments. In addition, other normalizing items for FFO and AFFO include triple-net operating expenses, net of recoveries.

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REPORTING DEFINITIONS
Adjusted EBITDA*
Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding the impact of merger-related costs, stock-based compensation expense under the Company’s long-term equity award program, and loan loss reserves. Adjusted EBITDA is an important non-GAAP supplemental measure of operating performance.

Annualized Cash Net Operating Income (“Annualized Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Annualized Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Annualized Cash NOI as Annualized Revenues less operating expenses, excluding COVID-19 Pandemic Expenses, and non-cash revenues and expenses. Annualized Cash NOI excludes all other financial statement amounts included in net income.

Annualized Revenues
The annual contractual rental revenues under leases and interest and other income generated by the Company’s loans receivable and other investments based on amounts invested and applicable terms as of the end of the period presented. Annualized Revenues do not include tenant recoveries, additional rents or Grant Income and are net of repositioning reserves, if applicable.

Cash Net Operating Income (“Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Cash NOI as total revenues less operating expenses and non-cash revenues and expenses. Cash NOI excludes all other financial statement amounts included in net income.

COVID-19 Pandemic Expenses
COVID-19 Pandemic Expenses consist primarily of (i) personal protective equipment costs, (ii) incremental labor costs (including bonuses, hero pay and additional labor needed to implement new health and safety protocols) and (iii) incremental supply costs required to implement new health and safety protocols (e.g., disposable food containers and stronger disinfectants), in each case incurred by communities in our Senior Housing - Managed portfolio specifically as a result of the COVID-19 pandemic.

EBITDARM
Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. EBITDARM has limitations as an analytical tool. EBITDARM does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDARM does not represent a property’s net income or cash flows from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which may vary by operator/tenant and operating structure, and as a supplemental measure of the ability of the Company’s operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.

EBITDARM Coverage
Represents the ratio of EBITDARM to cash rent for owned facilities (excluding Senior Housing - Managed communities) for the period presented. EBITDARM Coverage is a supplemental measure of a property’s ability to generate cash flows for the operator/tenant (not the Company) to meet the operator’s/tenant’s related cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. EBITDARM Coverage includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Funds From Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company also believes that funds from operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“Nareit”), and adjusted funds from operations, or AFFO (and related per share amounts) are important non-GAAP supplemental measures of the Company’s operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or

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REPORTING DEFINITIONS
fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, Nareit created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions and the Company’s share of gains or losses from real estate dispositions related to its unconsolidated joint venture, plus real estate depreciation and amortization, net of amounts related to noncontrolling interests, plus the Company’s share of depreciation and amortization related to its unconsolidated joint venture, and real estate impairment charges. AFFO is defined as FFO excluding merger and acquisition costs, stock-based compensation expense, non-cash rental and related revenues, non-cash interest income, non-cash interest expense, non-cash portion of loss on extinguishment of debt, provision for loan losses and other reserves, non-cash lease termination income and deferred income taxes, as well as other non-cash revenue and expense items (including ineffectiveness gain/loss on derivative instruments, and non-cash revenue and expense amounts related to noncontrolling interests) and the Company’s share of non-cash adjustments related to its unconsolidated joint venture. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company’s operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define AFFO differently than the Company does.

Grant Income
Grant income consists of funds specifically paid to communities in our Senior Housing - Managed portfolio from state or federal governments related to the pandemic and were incremental to the amounts that would have otherwise been received for providing care to residents.

Net Debt*
The principal balances of the Company’s revolving credit facility, term loans, senior unsecured notes, and secured indebtedness as reported in the Company’s consolidated financial statements, net of cash and cash equivalents as reported in the Company’s consolidated financial statements.

Net Debt to Adjusted EBITDA*
Net Debt to Adjusted EBITDA is calculated as Net Debt divided by Annualized Adjusted EBITDA, which is Adjusted EBITDA, as adjusted for annualizing adjustments that give effect to the acquisitions and dispositions completed during the respective period as though such acquisitions and dispositions were completed as of the beginning of the period presented.

Normalized FFO and Normalized AFFO*
Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.

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REPORTING DEFINITIONS
Occupancy Percentage
Occupancy Percentage represents the facilities’ average operating occupancy for the period indicated. The percentages are calculated by dividing the actual census from the period presented by the available beds/units for the same period. Occupancy includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

REVPOR
REVPOR represents the average revenues generated per occupied unit per month at Senior Housing - Managed communities for the period indicated. It is calculated as resident fees and services revenues, excluding Grant Income, divided by average monthly occupied unit days. REVPOR includes only Stabilized Facilities.

Senior Housing
Senior Housing communities include independent living, assisted living, continuing care retirement and memory care communities.

Senior Housing - Managed
Senior Housing communities operated by third-party property managers pursuant to property management agreements.

Skilled Mix
Skilled Mix is defined as the total Medicare and non-Medicaid managed care patient revenue at Skilled Nursing/Transitional Care facilities divided by the total revenues at Skilled Nursing/Transitional Care facilities for the period indicated. Skilled Mix includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Skilled Nursing/Transitional Care
Skilled Nursing/Transitional Care facilities include skilled nursing, transitional care, multi-license designation and mental health facilities.

Specialty Hospitals and Other
Includes acute care, long-term acute care, rehabilitation and behavioral hospitals, facilities that provide residential services, which may include assistance with activities of daily living, and other facilities not classified as Skilled Nursing/Transitional Care or Senior Housing.

Stabilized Facility
At the time of acquisition, the Company classifies each facility as either stabilized or non-stabilized. In addition, the Company may classify a facility as non-stabilized after acquisition. Circumstances that could result in a facility being classified as non-stabilized include newly completed developments, facilities undergoing major renovations or additions, facilities being repositioned or transitioned to new operators, and significant transitions within the tenants’ business model. Such facilities are typically reclassified to stabilized upon the earlier of maintaining consistent occupancy (85% for Skilled Nursing/Transitional Care facilities and 90% for Senior Housing communities) or 24 months after the date of classification as non-stabilized. Stabilized Facilities exclude (i) facilities held for sale, (ii) strategic disposition candidates, (iii) facilities being transitioned to a new operator, (iv) facilities being transitioned from being leased by the Company to being operated by the Company and (v) facilities acquired during the three months preceding the period presented.

*Non-GAAP Financial Measures
Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found at http://www.sabrahealth.com/investors/financials/reports-presentations/non-gaap.

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